Exhibit 99.1

STAAR Surgical Company Settles Litigation
with Former CEO John R. Wolf

Monrovia, CA—December 6, 2002–STAAR Surgical Company announced today that it has settled all litigation with its former Chief Executive Officer, John R. Wolf, resolving all claims between the parties to their mutual satisfaction.

Founded in 1982, STAAR Surgical Company develops, manufactures and globally distributes medical devices for use in refractive, cataract and glaucoma surgery. The Company’s five product lines include silicone and Collamer™ foldable intraocular lenses and the Sonic WAVE ™ phacoemulsification system, all of which are used during cataract surgery, the ICL™ (implantable contact lens) which is a refractive lens for the treatment of near- and far-sightedness and the AquaFlow ™ Collagen Glaucoma Drainage Device. Regulatory approvals vary from market to market with all products except the Toric ICL™ available in Europe and all except the lCL™ in the United States.

For additional information about STAAR Surgical, visit the Company’s web site at http://www.STAAR.com or www.irbyctc.com. You may wish to contact David Bailey, President, STAAR Surgical, or John Bily, Chief Financial Officer, STAAR Surgical, at (626) 303-7902. To contact Bill Roberts, President, CTC, Inc., or Wayne Buckhout, CTC Inc., please call (937) 434-2700